EXHIBIT 4.13

                            M.H. MEYERSON & CO, INC.
                                  FOUNDED 1960
                         BROKERS & DEALERS IN SECURITIES
                                  UNDERWRITERS

                              NEWPORT OFFICE TOWER
          525 WASHINGTON BLVD. P.O. BOX 260 JERSEY CITY, NJ 07303-0260 201-459-9500 800-888-8118 FAX 201-459-9510 www.mhmeyerson.com

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR
         UNDER ANY STATE SECURITIES OR "BLUE SKY" LAWS, ACCORDINGLY, NO
        TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE
       MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR
         AMENDMENT THERETO UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION
         FROM REGISTRATION UNDER THE ACT AND UNDER ANY APPLICABLE STATE
                         SECURITIES OR "BLUE SKY" LAWS.


Dr. Jeffrey Jonas
AVAX Technologies, Inc.
4520 Main, 9th Floor
Kansas City, MO 64112

Dear Dr. Jonas:

     THIS AGREEMENT (the "AGREEMENT") is made as of October 24, 1996 between AVAX Technologies, Inc. ("AVAX") and M.H. Meyerson & Co., Inc. ("MEYERSON").

     In consideration of the mutual covenants contained herein and intending to be legally bound thereby, AVAX and MEYERSON hereby agree as follows:

     1. MEYERSON will perform investment banking services for AVAX on the terms set forth below for a period of five years from the date hereof. Such services will be performed on a best efforts basis, only as requested, and will include, without limitation, assistance to AVAX in mergers, acquisitions, and internal capital structuring and the placement of new debt and equity issues of AVAX, all with the objective of accomplishing AVAX's business and financial goals. In each instance, MEYERSON shall endeavor, subject to market conditions, to assist AVAX in identifying corporate candidates for mergers and acquisitions and sources of private and institutional funds; to provide planning, structuring, strategic and other advisory
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     services to AVAX; and to assist in negotiations on behalf of AVAX. In each instance, MEYERSON will render such services as to which AVAX and MEYERSON mutually agree and MEYERSON will exert its best efforts to accomplish the goals agreed to by MEYERSON and AVAX. No provision in this AGREEMENT shall be construed as to require AVAX to pay any fee or other compensation (other than as set forth in paragraphs 3 and 10) to MEYERSON on account of the services to be provided by MEYERSON as set forth in this paragraph 1 or as otherwise contemplated by this AGREEMENT unless such fee or compensation is set forth in a separate written agreement between AVAX and MEYERSON as contemplated by paragraph 10. In addition, nothing contained herein shall require AVAX to request or utilize the services of MEYERSON as set forth herein and AVAX may without restriction retain others to perform the same or similar services without incurring any obligation (financial or otherwise) to MEYERSON.

     2. In connection with the performance of this AGREEMENT, MEYERSON and AVAX shall comply with all applicable laws and regulations, including, without limitation, those of the National Association of Securities Dealers, Inc. and the Securities and Exchange Commission.

     3. In consideration of the services previously rendered and to be rendered by MEYERSON hereunder, MEYERSON is hereby granted Warrants to purchase, at a price of $3.00 per Share, a total of 100,000 Shares of Common Stock of AVAX, with demand and piggyback registration rights as set forth in paragraph 5 below. Such Warrants ("MEYERSON Warrants") may be exercised at any time from October 24, 1996 to and including October 24, 2001. The MEYERSON Warrants shall vest and become irrevocable as follows: 50,000 Warrants 60 days after the date of this AGREEMENT; 25,000 Warrants 180 days after the date of this AGREEMENT, and an additional 25,000 Warrants 365 days after the date of this AGREEMENT. The shares issuable upon exercise of the Warrants may contain a legend satisfactory to AVAX and its counsel. MEYERSON understands that the MEYERSON Securities have not been registered under the Securities Act of 1933 (the Act") by reason of a claimed exemption under the provisions of the act which depends, in part, upon the MEYERSON investment intention. In this connection, MEYERSON hereby represents that (a) MEYERSON is acquiring the MEYERSON Securities for MEYERSON's own account for investment and not with a view toward the resale or distribution to others and (b) MEYERSON was not formed for the purpose of acquiring the MEYERSON Securities. MEYERSON understands that Rule 144 promulgated under the Act requires, among other conditions, a two year holding period prior to the resale (in limited amounts) of securities acquired in a non-public offering without having to satisfy the registration requirements under the Act.
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     4. If AVAX should, at any time, or from time to time hereafter, effect a stock split, a reverse stock split, or a recapitalization, the terms of the MEYERSON Warrants shall be proportionately adjusted to prevent the dilution or enlargement of the rights of the holders.

     5. During the period from October 24, 1998 to October 24, 2001, the holders of at least 51% of: (i) the MEYERSON Warrants not then exercised; and (ii) the shares previously issued upon exercise of any of the MEYERSON Warrants (hereinafter, collectively, the "MEYERSON EQUITY") may demand, on one occasion only, AVAX at AVAX's expense, promptly, and in any event within 30 days or such longer period of time as the parties shall agree, file a Registration Statement under the Act to permit a public resale of the shares of Common Stock issued and issuable pursuant to exercise of the MEYERSON Warrants (the "MEYERSON SHARES"). Additionally, if AVAX, during the period from October 24, 1998 to October 24, 2001, files a Registration Statement covering the sale of any of AVAX's common stock, then AVAX, on each such occasion, at the request of the holders of at least 51% of the shares and warrants constituting the MEYERSON EQUITY, shall include in any such Registration Statement, at AVAX's expense, the MEYERSON SHARES, provided that, if the sale of securities by AVAX is being made through an underwriter and the underwriter objects to inclusion of the MEYERSON SHARES in the Registration Statement, the MEYERSON SHARES shall not be so included in the Registration Statement or in any registration statement filed within 90 days after the effective date of the underwritten Registration Statement.

     6. The obligation of AVAX to register the MEYERSON SHARES, including the shares issuable upon exercise of the MEYERSON Warrants, pursuant to the demand or the piggyback registration rights set forth in paragraph 5, above, shall be without regard to whether the MEYERSON Warrants have been or will be exercised.

     7. AVAX agrees that, for a period of three (3) years from the date of this AGREEMENT, AVAX will not utilize the registration exemption set forth in Regulation S under the ACT, nor register any security under form S-8 (except for securities held by or issued to officers, directors or employees of AVAX) without the consent of MEYERSON, which consent will not be unreasonably withheld.

     8. This AGREEMENT constitutes the entire Warrant Agreement between the parties and when a copy hereof is presented to AVAX's transfer agent, together with a certified check in the proper amount and a request that all or part of the MEYERSON Warrant be exercised, the certificates for the appropriate number of shares of Common Stock shall be promptly issued.
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     9. Upon the execution of this AGREEMENT, AVAX shall include in their next annual report a copy of this investment banking AGREEMENT as an exhibit thereto.

     10. Upon the signing of this AGREEMENT, AVAX shall pay MEYERSON $15,000.00 as a non-accountable and non-refundable expense allowance for due diligence and general compliance review. MEYERSON shall be entitled to additional normal and ordinary compensation, to be negotiated and set forth in a separate written agreement between MEYERSON and AVAX, arising out of any transactions that are proposed or executed by MEYERSON and consummated by AVAX, or are executed by MEYERSON at AVAX's request, during the term of this AGREEMENT. In addition, MEYERSON shall be reimbursed by AVAX for any reasonable out-of-pocket expenses that MEYERSON may incur in connection with rendering any service to or on behalf of AVAX that is approved, in writing, in advance by AVAX's Chief Executive Officer.

     11. AVAX agrees to indemnify and hold MEYERSON and its directors, officers and employees harmless from and against any and all losses, claims, damages, liabilities, costs or expenses arising out of any action or cause of action brought against MEYERSON in connection with its rendering services under this AGREEMENT except for any losses, claims, damages, liabilities, costs or expenses resulting from any violation by MEYERSON of applicable laws and regulations including, without limitation, those of the National Association of Securities Dealers, Inc. and the Securities and Exchange Commission or any state securities commission or from any act of MEYERSON involving gross negligence or willful misconduct and except that AVAX shall not be liable for any amount paid in settlement of any claim that is settled without its prior written consent.

     12. MEYERSON agrees to indemnify and hold AVAX and its directors, officers and employees harmless from and against any and all losses, claims, damages, liabilities, costs or expenses resulting from any violation by MEYERSON of applicable laws and regulations including, without limitation, those of the National Association of Securities Dealers, Inc., the Securities and Exchange Commission, any state securities commission or from any act of MEYERSON involving gross negligence or willful misconduct.

     13. Within 30 days of the date of this AGREEMENT, a representative of MEYERSON will visit the scientific facilities of AVAX located at Thomas Jefferson University, Walnut Street, Philadelphia, Pennsylvania. In connection therewith, MEYERSON will execute a confidentiality agreement satisfactory in form and substance to AVAX and its counsel.
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     14. Nothing contained in this AGREEMENT shall be construed to constitute
     MEYERSON as a partner, employee, or agent of AVAX; nor shall either party have any authority to bind the other in any respect, it being intended that MEYERSON is, and shall remain an independent contractor.

     15. This AGREEMENT may not be assigned by either party hereto, shall be interpreted in accordance with the laws of the State of New York, and shall be binding upon the successors of the parties. Either party may terminate this investment banking contract at any time, however, Warrants legally vested in accordance with paragraph 3 will remain with MEYERSON. All unvested Warrants will be cancelled.

     16. If any paragraph, sentence, clause or phrase of this AGREEMENT is for any reason declared to be illegal, invalid, unconstitutional, void or unenforceable, all other paragraphs, sentences, clauses or phrases hereof not so held shall be and remain in full force and effect.

     17. None of the terms of this AGREEMENT shall be deemed to be waived or modified except by an express agreement in writing signed by the party against whom enforcement of such waiver or modification is sought. The failure of either party at any time to require performance by the other party of any provision hereof shall, in no way, affect the full right to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

     18. Any dispute, claim or controversy arising out of or relating to this AGREEMENT, or the breach thereof, shall be settled by arbitration in New York City, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties hereto agree that they will abide by and perform any award rendered by the arbitrator(s) and that judgment upon any such award may be entered in any Court, state or federal, having jurisdiction over the party against whom the judgment is being entered. Any arbitration demand, summons, complaint, other process, notice of motion, or other application to an arbitration panel, Court or Judge, and any arbitration award or judgment may be served upon any party hereto by registered or certified mail, or by personal service, provided a reasonable time for appearance or answer is allowed.

     19. For purposes of compliance with laws pertaining to potential inside information being distributed unauthorized to anyone, all communications regarding
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     AVAX confidential information should only be directed to Martin H.
     Meyerson, Chairman, Michael Silvestri, President, or Linda Antosiewicz, Senior Vice President, Compliance. If information is being faxed, our confidential compliance fax number is (201) 459-9534 for communication use.

     IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT as of the day and year set forth above.

M.H. MEYERSON & CO., INC.              AVAX TECHNOLOGIES, INC.



By: /s/ Michael Silvestri              By: /s/ Jeffrey M. Jonas
    --------------------------             ----------------------------
    Michael Silvestri                      Dr. Jeffrey M. Jonas
    President                              President and Chief Executive Officer